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                                   EXHIBIT 23
                       to Registrant's Report on Form 10-K
                        for the year-ended June 30, 2000

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectuses constituting part of the Registration Statements on Form S-8 (No. 33-20611, No. 33-30455, No. 33-58104, No. 33-58106, No. 333-44631 and No. 333-95743) and the
Registration Statements on Form S-3 (No. 33-33104, No. 33-42265 and No. 33-41586) of Baldwin Technology Company, Inc. of our report dated August 7, 2000, except as to Note 16, for which the date is September 28, 2000, relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

PricewaterhouseCoopers LLP

Stamford, Connecticut
August 7, 2000, except as to Note 16
for which the date is September 28, 2000